Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2025 Second Quarter Financial Results

•
Solid Net Sales
•
Positive Pre-tax Income
•
Over $50 Million in Program Awards
•
Guidance Raised for Fiscal 2025 Adjusted Pre-tax Income
•
Guidance Reaffirmed for Fiscal 2026

Chicago, IL – December 5, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting and power distribution applications, today announced financial results for the second quarter of fiscal 2025 ended November 2, 2024.

Fiscal Second Quarter 2025 Highlights

•
Net sales were $292.6 million
•
Electric and hybrid vehicle applications were 20% of net sales
•
Pre-tax income was $1.6 million; Adjusted pre-tax income was $6.2 million
•
Tax expense of $3.2 million primarily due to an increase in valuation allowance for U.S deferred tax assets
•
Net loss was $1.6 million, or $0.05 per diluted share
•
Adjusted net income was $5.2 million, or $0.14 per diluted share
•
Company was in full compliance with all debt covenants

Management Comments

President and Chief Executive Officer Jon DeGaynor said, “The team is energized, and these results demonstrate that we are heading in the right direction. Our sales in the quarter were the highest that we have reported since fiscal 2023, and our pre-tax income returned to positive territory. Our bookings remained solid, and our EV sales activity is steadily growing.”

Mr. DeGaynor added, “We continue to navigate the challenging transition from a portfolio that is primarily user interface products to one that is more balanced with the growth of power and lighting solutions, which is driving our 50 plus new program launches. In addition, our key markets of automotive and commercial vehicles continue to experience well-known headwinds. Despite these challenges and this environment, we are maintaining our previous sales guidance and raising our adjusted pre-tax income guidance for fiscal 2025.”

Mr. DeGaynor concluded, “This guidance is based on the current forecasts from our customers and other third-party sources, both of which have seen recent volatility. Our immediate focus remains on executing program launches and taking decisive actions to control costs; while continuing to build the executive team such as we did with the recent appointment of the Senior Vice President of our Global Automotive Business.”

Consolidated Fiscal Second Quarter 2025 Financial Results

The Company’s typical fiscal year is 52 weeks but occasionally requires an additional week in order for the fiscal year to end on the Saturday closest to April 30. The current fiscal year ending May 3, 2025, is a 53-week fiscal year with the additional week being included in this fiscal quarter making it a 14-week period. In the prior fiscal year, the second quarter was a 13-week period.

Methode's net sales were $292.6 million, compared to $288.0 million in the same quarter of fiscal 2024. The increase was mainly driven by higher volume for power distribution products for data centers, partially offset by automotive weakness in Asia. Excluding foreign currency translation, net sales were up $0.3 million compared to the same quarter of fiscal 2024.

Income from operations was $9.4 million, compared to a loss of $51.3 million in the same quarter of fiscal 2024. The increase was mainly due to a $56.5 million goodwill impairment charge recognized in the prior year. There was no goodwill impairment in the second quarter of fiscal 2025. Also driving the increase were lower freight costs compared to the prior year. Adjusted income from operations, a non-GAAP financial measure, was $14.3 million, up from $6.0 million in the same quarter of fiscal 2024. The adjusted income from operations excluded expenses of $4.8 million for transformation costs and $0.1 million in restructuring costs.

Net loss was $1.6 million or $0.05 per diluted share, compared to $55.3 million or $1.55 per diluted share in the same quarter of fiscal 2024. The smaller net loss was mainly driven by the prior year goodwill impairment. Adjusted net income, a non-GAAP financial measure, was $5.2 million, or $0.14 per diluted share, compared to adjusted net income of $2.4 million or $0.06 per diluted share in the same quarter of fiscal 2024. The adjusted net income excluded expenses of $3.7 million for transformation costs, $3.2 million for valuation allowance on deferred tax assets, $0.1 million in restructuring costs and a gain of $0.2 million on sale of non-core assets.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $22.1 million, compared to a negative $36.7 million in the same quarter of fiscal 2024. Adjusted EBITDA, a non-GAAP financial measure, was $26.7 million, compared to $21.2 million in the same quarter of fiscal 2024. The adjusted EBITDA excluded expenses of $4.8 million for transformation costs, $0.1 million for restructuring costs and a gain of $0.3 million on sale of non-core assets.

Debt was $340.6 million at the end of the quarter, compared to $330.9 million at the end of fiscal 2024. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $243.6 million, compared to $169.4 million at the end of fiscal 2024. The company was in full compliance with all debt covenants at the end of the quarter.

Net cash provided by operating activities was a negative $48.0 million for the quarter, compared to a negative $0.6 million in the same quarter of fiscal 2024. The primary driver of the lower net cash in the quarter was lower accounts payable due to the timing of payments between the first and second quarter as well as the 14-week period. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a negative $58.4 million, compared to a negative $11.3 million in the same quarter of fiscal 2024.

Segment Fiscal Second Quarter 2025 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $145.5 million, down from $154.3 million. Net sales decreased by $8.8 million or 5.7% primarily due to lower volume in Asia mainly related to a previously disclosed EV lighting program roll-off. The lower sales were partially offset by higher volume in Europe driven by program launches. Sales in North America were flat as new program launches were offset by legacy program roll-offs. Partially offsetting the net sales decrease was favorable foreign currency translation of $2.1 million.
•
Income from operations was $0.7 million, or 0.5% of net sales, compared to a loss of $61.5 million or 39.9% of net sales in the prior year. The increase was mainly due to a $56.5 million goodwill impairment charge in the prior year. There was no goodwill impairment in the second quarter of fiscal 2025. The increase was also driven by lower premium freight and lower selling and administrative expense.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2024,

•
Net sales were $131.4 million, up from $120.4 million. Net sales increased by $11.0 million or 9.1% driven primarily by higher demand for power distribution products for data centers, which was partially offset by lower demand for lighting products in the commercial vehicle and off-road equipment markets. Also contributing to the net sales increase was favorable foreign currency translation of $2.2 million.
•
Income from operations was $24.3 million, down from $25.7 million. Income from operations was 18.5% of net sales, down from 21.3% primarily due to lower gross margin driven primarily by product sales mix and higher selling and administrative expense.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $15.7 million, up from $11.7 million. The increase was mainly due to higher volume of transceivers for servers and touch panels for appliances.
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Income from operations was $4.7 million, up from $1.0 million. Income from operations was 29.9% of net sales, up from 8.5%. Both increases were mainly due to the higher sales volume and an inventory reserve reduction.

Guidance

For fiscal 2025, the company reaffirmed its expectation for net sales to be similar to fiscal 2024 but raised its adjusted pre-tax income expectation from approaching breakeven to approximately breakeven. The company expects net sales for the third quarter of fiscal 2025 to be similar to the prior year. For adjusted pre-tax income, the company expects the fourth quarter of fiscal 2025 to be significantly stronger than the third quarter of fiscal 2025, with the third quarter potentially having a pre-tax loss. For fiscal 2026, the company reaffirmed its expectation for net sales to be greater than fiscal 2025 and pre-tax income to be positive and notably greater than fiscal 2025.

The guidance is subject to change due to a variety of factors including the successful launch of multiple new programs, the ultimate take rates on new EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments, any acquisitions or divestitures, and legal matters.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through December 19, 2024, by dialing 877-481-4010 and providing passcode 51622. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

• Dependence on the automotive, commercial vehicle, and construction industries;

• Timing, quality and cost of new program launches;

• Changes in electric vehicle (“EV”) demand;

• Investment in programs prior to the recognition of revenue;

• Failure to attract and retain qualified personnel;

• Impact from production delays or cancelled orders;

• Impact from inflation;

• Dependence on the availability and price of materials;

• Dependence on a small number of large customers, including one large automotive customer;

• Dependence on our supply chain;

• Risks related to conducting global operations;

• Effects of potential catastrophic events or other business interruptions;

• Ability to withstand pricing pressures, including price reductions;

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Potential impact of securities class action, other litigation, and government investigations and inquiries;

• Ability to compete effectively;

• Our lengthy sales cycle;

• Risks relating to our use of requirements contracts;

• Potential work stoppages;

• Ability to successfully benefit from acquisitions and divestitures;

• Ability to manage our debt levels and comply with restrictions and covenants under our credit agreement;

• Interest rate changes and variable rate instruments;

• Timing and magnitude of costs associated with restructuring activities;

• Recognition of goodwill and other intangible asset impairment charges;

• Ability to remediate material weaknesses in our internal control over financial reporting;

• Currency fluctuations;

• Income tax rate fluctuations;

• Judgments related to accounting for tax positions;

• Ability to withstand business interruptions;

• Potential IT security threats or breaches;

• Ability to protect our intellectual property;

• Costs associated with environmental, health and safety regulations;

• International trade disputes resulting in tariffs and our ability to mitigate tariffs;

• Impact from climate change and related regulations; and

• Ability to avoid design or manufacturing defects.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Six Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
	(14 Weeks)	(13 Weeks)	(27 Weeks)	(26 Weeks)
Net sales	$292.6	$288.0	$551.1	$577.7

Cost of products sold	234.7	235.7	448.6	471.4

Gross profit	57.9	52.3	102.5	106.3

Selling and administrative expenses	42.6	40.9	88.8	85.4
Goodwill impairment	—	56.5	—	56.5
Amortization of intangibles	5.9	6.2	11.8	11.9

Income (loss) from operations	9.4	(51.3)	1.9	(47.5)

Interest expense, net	6.2	4.4	11.0	7.2
Other expense (income), net	1.6	(0.2)	2.4	(0.2)

Pre-tax income (loss)	1.6	(55.5)	(11.5)	(54.5)

Income tax expense (benefit)	3.2	(0.2)	8.4	(0.1)
Net loss	$(1.6)	$(55.3)	$(19.9)	$(54.4)

Loss per share:
Basic	$(0.05)	$(1.55)	$(0.56)	$(1.52)
Diluted	$(0.05)	$(1.55)	$(0.56)	$(1.52)

Cash dividends per share	$0.14	$0.14	$0.28	$0.28

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	November 2, 2024	April 27, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97.0	$161.5
Accounts receivable, net	255.9	262.6
Inventories	228.2	186.2
Income tax receivable	4.9	4.0
Prepaid expenses and other current assets	24.2	18.7
Assets held for sale	2.7	4.7
Total current assets	612.9	637.7
Long-term assets:
Property, plant and equipment, net	217.2	212.1
Goodwill	170.4	169.9
Other intangible assets, net	246.0	256.7
Operating lease right-of-use assets, net	27.2	26.7
Deferred tax assets	35.7	34.7
Pre-production costs	43.8	44.1
Other long-term assets	21.9	21.6
Total long-term assets	762.2	765.8
Total assets	$1,375.1	$1,403.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$129.8	$132.4
Accrued employee liabilities	31.5	38.0
Other accrued liabilities	45.4	46.0
Short-term operating lease liabilities	7.6	6.7
Short-term debt	0.2	0.2
Income tax payable	8.1	8.1
Total current liabilities	222.6	231.4
Long-term liabilities:
Long-term debt	340.4	330.7
Long-term operating lease liabilities	21.5	20.6
Long-term income tax payable	—	9.3
Other long-term liabilities	21.4	16.8
Deferred tax liabilities	30.9	28.7
Total long-term liabilities	414.2	406.1
Total liabilities	636.8	637.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,621,507 shares and 36,650,909 shares issued as of November 2, 2024 and April 27, 2024, respectively	18.3	18.3
Additional paid-in capital	188.6	183.6
Accumulated other comprehensive loss	(37.7)	(36.7)
Treasury stock, 1,346,624 shares as of November 2, 2024 and April 27, 2024	(11.5)	(11.5)
Retained earnings	580.6	612.3
Total shareholders' equity	738.3	766.0
Total liabilities and shareholders' equity	$1,375.1	$1,403.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Six Months Ended
	November 2, 2024	October 28, 2023
	(27 Weeks)	(26 Weeks)
Operating activities:
Net loss	$(19.9)	$(54.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28.4	28.4
Stock-based compensation expense	3.7	3.9
Amortization of debt issuance costs	0.5	0.4
Partial write-off of unamortized debt issuance costs	1.2	—
(Gain) loss on sale of assets	(0.3)	0.5
Impairment of long-lived assets	0.4	0.6
Goodwill impairment	—	56.5
Change in deferred income taxes	2.5	(1.0)
Other	1.1	0.6
Changes in operating assets and liabilities:
Accounts receivable	5.2	12.5
Inventories	(41.3)	(29.1)
Prepaid expenses and other assets	(6.9)	(10.8)
Accounts payable	(2.0)	(1.8)
Other liabilities	(9.7)	(12.5)
Net cash used in operating activities	(37.1)	(6.2)

Investing activities:
Purchases of property, plant and equipment	(24.0)	(24.5)
Proceeds from settlement of net investment hedge	—	0.6
Proceeds from disposition of assets	3.0	1.6
Net cash used in investing activities	(21.0)	(22.3)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.5)	(3.8)
Repayments of finance leases	(0.1)	(0.1)
Debt issuance costs	(1.8)	—
Purchases of common stock	(1.6)	(7.8)
Cash dividends	(10.0)	(10.1)
Purchase of redeemable noncontrolling interest	—	(10.9)
Proceeds from borrowings	45.0	213.9
Repayments of borrowings	(39.1)	(179.3)
Net cash (used in) provided by financing activities	(8.1)	1.9
Effect of foreign currency exchange rate changes on cash and cash equivalents	1.7	(7.9)
Decrease in cash and cash equivalents	(64.5)	(34.5)
Cash and cash equivalents at beginning of the period	161.5	157.0
Cash and cash equivalents at end of the period	$97.0	$122.5

Supplemental cash flow information:
Cash paid during the period for:
Interest	$10.3	$6.7
Income taxes, net of refunds	$15.5	$14.5
Operating lease obligations	$4.6	$4.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
	(14 Weeks)	(13 Weeks)	(27 Weeks)	(26 Weeks)
EBITDA:
Net loss	$(1.6)	$(55.3)	$(19.9)	$(54.4)
Income tax expense (benefit)	3.2	(0.2)	8.4	(0.1)
Interest expense, net	6.2	4.4	11.0	7.2
Amortization of intangibles	5.9	6.2	11.8	11.9
Depreciation	8.4	8.2	16.6	16.5
EBITDA	22.1	(36.7)	27.9	(18.9)
Goodwill impairment	—	56.5	—	56.5
Acquisition costs	—	—	—	0.5
Acquisition-related costs - purchase accounting adjustments related to inventory	—	0.2	—	0.5
Transformation costs *	4.8	—	7.0	—
Partial write-off of unamortized debt issuance costs	—	—	1.2	—
Restructuring costs and asset impairment charges	0.1	0.6	0.7	1.3
Net (gain) loss on sale of non-core assets	(0.3)	0.6	(0.3)	0.6
Adjusted EBITDA	$26.7	$21.2	$36.5	$40.5

* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended		Six Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
	(14 Weeks)	(13 Weeks)	(27 Weeks)	(26 Weeks)
Free Cash Flow:
Net cash used in operating activities	$(48.0)	$(0.6)	$(37.1)	$(6.2)
Purchases of property, plant and equipment	(10.4)	(10.7)	(24.0)	(24.5)
Free cash flow	$(58.4)	$(11.3)	$(61.1)	$(30.7)

	November 2, 2024	April 27, 2024
Net Debt:
Short-term debt	$0.2	$0.2
Long-term debt	340.4	330.7
Total debt	340.6	330.9
Less: cash and cash equivalents	(97.0)	(161.5)
Net debt	$243.6	$169.4

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	November 2, 2024				October 28, 2023
	Income from operations	Pre-tax income (loss)	Net (loss) income	Diluted (loss) income per share	(Loss) income from operations	Pre-tax (loss) income	Net (loss) income	Diluted (loss) income per share
U.S. GAAP (as reported)	$9.4	$1.6	$(1.6)	$(0.05)	$(51.3)	$(55.5)	$(55.3)	$(1.55)
Goodwill impairment	—	—	—	$—	56.5	56.5	56.5	$1.58
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	0.2	0.2	0.2	$0.01
Transformation costs	4.8	4.8	3.7	$0.10	—	—	—	$—
Restructuring costs and asset impairment charges	0.1	0.1	0.1	$0.01	0.6	0.6	0.5	$0.01
Net (gain) loss on sale of non-core assets	—	(0.3)	(0.2)	$(0.01)	—	0.6	0.5	$0.01
Valuation allowance on deferred tax assets	—	—	3.2	$0.09	—	—	—	$—
Non-U.S. GAAP (adjusted)	$14.3	$6.2	$5.2	$0.14	$6.0	$2.4	$2.4	$0.06

	Six Months Ended
	November 2, 2024				October 28, 2023
	Income from operations	Pre-tax (loss) income	Net (loss) income	Diluted (loss) income per share	(Loss) income from operations	Pre-tax (loss) income	Net (loss) income	Diluted (loss) income per share
U.S. GAAP (as reported)	$1.9	$(11.5)	$(19.9)	$(0.56)	$(47.5)	$(54.5)	$(54.4)	$(1.52)
Goodwill impairment	—	—	—	$—	56.5	56.5	56.5	$1.58
Acquisition costs	—	—	—	$—	0.5	0.5	0.4	$0.01
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	0.5	0.5	0.4	$0.01
Transformation costs	7.0	7.0	5.4	$0.15	—	—	—	$—
Partial write-off of unamortized debt issuance costs	—	1.2	0.9	$0.03	—	—	—	$—
Restructuring costs and asset impairment charges	0.7	0.7	0.6	$0.02	1.3	1.3	1.0	$0.03
Net (gain) loss on sale of non-core assets	—	(0.3)	(0.2)	$(0.01)	—	0.6	0.5	$0.01
Valuation allowance on deferred tax assets	—	—	7.5	$0.21	—	—	—	$—
Non-U.S. GAAP (adjusted)	$9.6	$(2.9)	$(5.7)	$(0.16)	$11.3	$4.9	$4.4	$0.12